Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SMART Technologies Inc.

We consent to the use of our report dated May 27, 2010 except as to notes 17(b) and 17(c) which are as of June 23, 2010 with respect to the consolidated balance sheets of SMART Technologies Inc. as of March 31, 2009 and 2010, and the related consolidated statements of operations and comprehensive (loss) income, shareholders’ equity (deficit) and cash flows for the years ended March 31, 2008, March 31, 2009 and March 31, 2010, incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Calgary, Canada

July 14, 2010